Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of 3,900,000 shares of common stock of National-Oilwell, Inc. to be issued under the Amended and Restated Stock Award and Long-Term Incentive Stock Plan of National-Oilwell, Inc. of our report dated February 12, 2004, with respect to the consolidated financial statements and schedule of National-Oilwell, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Houston, Texas
August 30, 2004